UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event report): May 30, 2014

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16203	84-1060803
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 2025 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 2, 2014 (the “Execution Date”), Par Petroleum Corporation, a Delaware corporation (the “Company”) and its wholly owned indirect subsidiary (the “Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Koko’oha Investments, Inc., a Hawaii corporation (“Koko’oha”), and Bill D. Mills, in his capacity as the shareholders’ representative (the “Shareholders’ Representative”). Koko’oha owns 100% of the outstanding membership interests of Mid Pac Petroleum, LLC, a Delaware limited liability company (“Mid Pac”), which is the exclusive licensee of the “76” brand in the State of Hawaii and the owner/operator of several terminals and retail gasoline stations. Pursuant to the Merger Agreement, the Company will acquire 100% of the membership interests of Mid Pac through the merger (the “Merger”) of Merger Sub with and into Koko’oha, with Koko’oha being the surviving corporation following the Merger. In connection with the Merger, all of the issued and outstanding common stock of Koko’oha will be converted into the right to receive cash consideration.

Set forth below are certain material terms of the Merger Agreement:

Merger Consideration: The aggregate consideration to be paid in cash at the closing of the Merger Agreement, prior to certain post-closing purchase price adjustments, will be $107.0 million (the “Base Merger Consideration”), minus estimated long-term liabilities, minus a pre-closing price adjustment, if any, plus or minus adjustments for net working capital, and plus estimated merchandise inventory value and product inventory value (the “Merger Consideration”). The Merger Consideration may be reduced if there exists, prior to the closing of the Merger Agreement, a breach of one or more representations, warranties or covenants of Koko’oha or an event or condition that causes, or could be reasonably expected to cause, a total loss of or diminution in, the value of Koko’oha or its subsidiaries or their respective businesses or assets. $500,000 of the Merger Consideration will be deposited into an account designated by the Shareholders’ Representative to be used to pay the costs and expenses incurred by the Shareholders’ Representative in preforming his duties.

Deposit and Termination: As consideration for Koko’oha’s entry into the Merger Agreement, on the Execution Date the Company made a deposit against the Merger Consideration of $10.0 million into an escrow account (the “Initial Deposit”). Within three business days after the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), with respect to the Merger, the Company will deposit an additional $5.0 million into the escrow account (the “Second Deposit” and together with the Initial Deposit, the “Deposit”). The Deposit will be returned to the Company in the event that the Merger Agreement is terminated prior to closing (i) by the mutual agreement of the parties thereto, (ii) by either party for failure to consummate the Merger within 120 days after the Execution Date, (iii) by either party due to a governmental order prohibiting the Merger, (iv) by the Company in the event of certain breaches by Koko’oha of the representations, warranties and covenants contained in the Merger Agreement, and (v) by the Company as a result of a supplemental disclosure by Koko’oha. In the event that the Merger Agreement is terminated for the reasons specified in (iv) and (v) above, the Deposit will be returned to the Company and Koko’oha will pay the Company, as its sole remedy, a termination fee equal to (i) $5.0 million, if such termination occurs prior to the termination or expiration of the HSR Act waiting period, or (ii) $7.5 million, if such termination occurs after the HSR Act waiting period is terminated or expires. In the event that the Merger Agreement is terminated by Koko’oha due to a breach by the Company of its representations, warranties or covenants, or if the Company fails to consummate the Merger in breach of its obligations under the Merger Agreement, Koko’oha will be entitled, as its sole remedy, to retain the Deposit as liquidated damages.

Closing Conditions: The closing of the Merger Agreement is subject to certain customary closing conditions, including obtaining certain third party consents and approvals to the Merger and expiration or early termination of the waiting period under the HSR Act.

Representations, Warranties and Covenants: The Merger Agreement contains customary representations, warranties and covenants for a transaction of this type.

Post-Closing Escrow: The Merger Agreement provides that the Company will be indemnified for certain breaches of representations, warranties and agreements of Koko’oha and for certain other matters described further below. At closing, a portion of the Merger Consideration (the “Post-Closing Merger Consideration”) will be withheld from payment to Koko’oha’s shareholders and deposited into an escrow account as the sole source of payment for any indemnification claims made by the Company, including post-Merger price adjustments. The Post-Closing Escrow Amount is initially $22.0 million, subject to proportionate reduction if the Base Merger Consideration is reduced by pre-closing price adjustments. If certain specified events occur after closing of the Merger that reduce the Company’s post-Merger transactional risks, the Post-Closing Escrow Amount will be reduced to $10.0 million plus the amount of any then-pending indemnification claims by the Company, and the amount of the reduction will be paid to Koko’oha shareholders. Eighteen months after the closing date of the Merger the then-remaining balance of the Post-Closing Escrow, less the amount of any then-pending indemnification claims by the Company, will be paid to Koko’oha shareholders.

Indemnification:

The representations and warranties made by the parties in the Merger Agreement survive for a period of 18 months after the date of closing, except that the representations regarding tax matters, employee benefit plans and ERISA survive until the thirtieth (30th) day following the applicable statute of limitations. Certain fundamental representations, including representations related to organization and qualification, authority and enforceability, capitalization, and brokers and finders will survive indefinitely.

Koko’oha’s shareholders agreed to indemnify the Company for claims and losses arising out of or related to breaches of representations, warranties and covenants of Koko’oha and the Shareholders’ Representative in the Merger Agreement, the failure to obtain certain third party consents and approvals, including from governmental authorities, certain taxes and certain obligations under certain contracts. The Company agreed to indemnify Koko’oha’s shareholders and their affiliates for claims and losses arising out of or related to breaches of representations, warranties and covenants of the Company and Merger Sub in the Merger Agreement.

In no event will the aggregate indemnification obligations of Koko’oha’s shareholders or the Company exceed the Post-Closing Escrow Amount. Koko’oha’s shareholders and the Shareholders’ Representative will have no personal liability for any indemnification obligations, and the Company’s recourse will be limited solely to the Post-Closing Escrow Amount.

No Koko’oha shareholder will be required to pay any amounts in respect of its indemnification obligations until the aggregate amount of all losses exceeds $1.0 million (the “Deductible”), in which case Koko’oha’s shareholders will be required to indemnify only for such losses in excess of the Deductible. The Deductible will not apply to losses to the extent such losses arise from or relate to (i) fraud or intentional misrepresentation, (ii) a breach of the covenants and agreements, (iii) a breach of a fundamental representation, (iv) claims relating to the pre-closing price adjustment, or (v) shareholder taxes or the failure to obtain consents prior to the closing of the Merger.

There is no limit on the liability of any party in respect of losses arising out of any fraud or intentional misrepresentation on the part of such party. The amount of recoverable losses will be limited to the amount remaining after deducting any insurance proceeds and any indemnity, contribution or other similar cash payment actually received from any third party.

Twelfth Amendment to Delayed Draw Term Loan Credit Agreement

In connection with the Company’s entry into the Merger Agreement, on May 30, 2014, the Company and certain subsidiaries of the Company (the “Guarantors”) entered into a Twelfth Amendment to Delayed Draw Term Loan Credit Agreement (the “Twelfth Amendment”) with WB Macau55 Ltd, as lender (the “Lender”), and Jefferies Finance LLC, as administrative agent (the “Administrative Agent”), which amends the Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012, among the Company, the Guarantors, the lenders party thereto from time to time, and the Administrative Agent (as amended from time to time, the “Credit Agreement”). Pursuant to the Twelfth Amendment, the Lender agreed to make a single advance term loan to the Company in the amount of approximately $13.0 million to be treated as an additional New Tranche B Loan under the Credit Agreement. The additional New Tranche B Loan will be used by the Company to fund the Initial Deposit, to pay transaction expenses, and for working capital and general corporate purposes. Pursuant to the Twelfth Amendment, interest on the existing New Tranche B Loans and the additional New Tranche B Loan will be payable as follows: (i) prior to September 1, 2014, 12% per annum, accruing daily, payable in kind and capitalized and added to principal on a quarterly basis and (ii) on and after September 1, 2014, 14.75% per annum, accruing daily, payable at the election of the Company in cash or in kind and capitalized and added to principal on a quarterly basis. Other than the change to the interest rate, no other changes will be made to the terms and conditions of the existing Tranche B Loans and the additional New Tranche B Loan will have the same terms and conditions as the existing New Tranche B Loans.

The foregoing description of the Twelfth Amendment is qualified in its entirety by reference to the Twelfth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Debt Financing Commitments

To enable the Company to consummate the Merger, following its entry into the Merger Agreement, the Company intends to amend and restate the Credit Agreement and the related loan documents to provide for a senior bridge facility of up to $75.0 million and a term loan facility of up to $50.0 million (together, the “New Facilities”). The Company has obtained commitment letters from certain third party lenders pursuant to which such lenders have committed to loan the amounts contemplated by the New Facilities.

Item 2.02 Results of Operations and Financial Condition.

On June 2, 2014, the Company issued a press release reporting the restatement of 2013 results and reporting first quarter 2014 results. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instructions B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Twelfth Amendment is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On June 2, 2014, the Company and the Company’s subsidiary, Hawaii Independent Energy, LLC, issued press releases announcing the Company’s acquisition of Koko’oha. The press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

In accordance with General Instructions B.2 of Form 8-K, the foregoing information, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Twelfth Amendment to Delayed Draw Term Loan Credit Agreement dated as of May 30, 2014, by and among the Company, the Guarantors party thereto, WB Macau55 Ltd. and Jefferies Finance LLC, as administrative agent for the Lender.

99.1	Press Release dated June 2, 2014.

99.2	Press Release dated June 2, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: June 2, 2014	/s/ Brice Tarzwell
Brice Tarzwell Senior Vice President, Chief Legal Officer and Secretary

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